SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934


PITTSBURGH & WEST VIRGINIA RAILROAD
(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania
(State or Other Jurisdiction of Incorporation)



        1-5447                              25-6002536
(Commission File Number)       (I.R.S. Employer Identification No.)


#2 Port Amherst Drive, Charleston, West Virginia          25306
(Address of Principal Executive Offices)               (Zip Code)

                              304-926-1124
         (Registrant's Telephone Number, Including Area Code)



Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFT|R 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))


[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))



SECTION 5: CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02	Departure of Directors or Principal Officers; Election of
Directors; Appointment of Principal Officers

On March 10, 2011, the Board of Trustees of Pittsburgh & West Virginia Railroad, a Pennsylvania business trust (the "Registrant" or "Trust") appointed Mr. Arun Mittal(34), CFA, as its Vice President of Business Development and Secretary-Treasurer effective March 31, 2011. The Trust will enter into a consulting agreement with Mr. Mittal and will pay him $7,500.00 per month for his services. Mr. Mittal is an investment banker and investor with over a decade of experience in financial institutions and energy sectors. Mr.
Mittal is currently a Managing Principal of Caravan Partners, LLC, a consulting firm. He was previously a Director at StoneCastle Partners, LLC, a boutique investment bank and asset manager with over $2 billion under management. Prior to StoneCastle, Mr. Mittal was part of the capital markets group at Tokyo-based Shinsei Bank and briefly served as CEO of Shinsei Capital (USA), Ltd. Mr. Mittal holds a B.S. in Electrical Engineering from Stanford University and a M.S. in electrical engineering from Georgia Institute of Technology. He is based in New York City and holds various securities licenses (Series 7/63/79). As part of his commitment to the Trust, Mr. Mittal will enter into an agreement with Hudson Bay Partners, LP whereby he will purchase upto 4,000 shares pursuant to the Standby Purchase Agreement related to the Rights Offering.

On March 10, 2011, the Board of Trustees of Pittsburgh & West
Virginia Railroad, a Pennsylvania business trust (the "Registrant" or "Trust") accepted the resignation of its previous Vice President and Secretary-Treasurer, Robert McCoy, with an effective date of March 31, 2011. Robert McCoy will assist the Trust during this transition period. The Trust is also terminating its existing office lease, effective March 31, 2011. The compensation to Robert McCoy and the office lease amounted to $30,000 per annum.



SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date: March 11, 2011

PITTSBURGH & WEST VIRGINIA RAILROAD

By:        /s/ David H. Lesser
Name:	      David H. Lesser
Title:     CEO and Chairman